Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2021 relating to the financial statements of Applied Molecular Transport Inc. appearing in the Annual Report on Form 10-K of Applied Molecular Transport Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

San Francisco, California

March 19, 2021